EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated June 5, 2018, with respect to the statements of condition including the related portfolios of Defensive Equity & Income Portfolio 2018-2 and Emerging Markets Dividend Portfolio 2018-2 (included in Invesco Unit Trusts, Series 1881) as of June 5, 2018, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-224213) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
June 5, 2018